UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  12/08/2006

Brooke Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  001-31698

KS	48-1009756
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

10950 Grandview Drive, Suite 600, Overland Park, KS 66210
(Address of principal executive offices, including zip code)

913-661-0123
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

On December 8, 2006, Brooke Corporation closed on a Stock Purchase and Sale Agreement (the "Stock Purchase Agreement") with First American Capital Corporation, a Kansas corporation ("FACC"), pursuant to which, among other things, we acquired at closing for a cash price of $2,552,132 a total of 3,742,943 shares of common stock, representing approximately 46.8% of FACC common stock then outstanding, along with a warrant to purchase 1,643,460 shares of additional common stock. The warrant is exercisable for a purchase price of $447,818 after First American Capital's Articles of Incorporation are amended by its shareholders to increase its authorized shares of common stock to 25 million shares and its authorized shares of preferred stock to 1,550,000 shares, and to reduce the par value per share of the common stock from $0.10 to $0.01. The exercise of the warrant is expected to occur in the first quarter of 2007 and, upon such exercise, on a fully diluted basis, we are expected to own approximately 55% of the shares of FACC capital stock then outstanding or subject to other outstanding warrants. The transaction does not involve an acquisition for us involving a significant amount of assets, as such term is defined in the instructions to Item 2.01 of Form 8-K. The Stock Purchase Agreement was filed as Exhibit 10.01 to our Current Report on Form 8-K dated October 6, 2006.

As a part of the transaction, our brokerage subsidiary agreed in a Brokerage Agreement executed at closing not to engage in any new managing general agent loan brokerage business after the closing and to then provide support and assistance to FACC's life insurance brokerage subsidiary to enable it to thereafter conduct that business. The Brokerage Agreement executed at closing is filed as Exhibit 10.01 to this Report and is incorporated herein by this reference. In addition to cash compensation totaling $3 million for the shares of common stock purchased at closing or upon the exercise of the warrant held by us, the Stock Purchase Agreement provides that we shall pay to FACC up to $6 million as additional consideration for such shares if $6 million of pretax profits are not generated over a three-year period by the life insurance brokerage subsidiary in accordance with a specified schedule.

Item 7.01.    Regulation FD Disclosure

The information in this Item 7.01, including the exhibit attached hereto, is furnished pursuant to Item 7.01 and shall not be deemed "filed" for any purpose, including for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that Section. The information in this Item 7.01 of this Current Report on Form 8-K shall not be deemed incorporated by reference into any filing under the 1933 Act or the Exchange Act regardless of any general incorporation language in such filing.

On December 8, 2006, we issued a joint press release with FACC announcing the closing of the Stock Purchase Agreement. The text of the press release is attached hereto as Exhibit 99.01, and is incorporated herein by reference.

The press release contains forward-looking statements. All forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: the uncertainty that plans relating to the relationship between Brooke Corporation and First American Capital Corporation and the transaction will be successfully implemented, the uncertainty that the parties to the transaction will be successful in listing First American Capital Corporation's common stock on a national stock exchange, uncertainties associated with the use of proceeds from this transaction or any profits generated from business operations, the uncertainty as to the effect of the transaction on the companies' respective earnings, the uncertainty that Brooke Corporation or First American Capital Corporation will achieve short-term and long-term profitability and growth goals, uncertainties associated with market acceptance of and demand for the products and services of Brooke Corporation or First American Capital Corporation, the impact of competitive products and pricing, the dependence by the parties to the transaction on third-party suppliers and their pricing, the ability of the parties to the transaction to meet product demand, the availability of capital and funding sources, the exposure to market risks, uncertainties associated with the development of technology, changes in the law and in economic, political and regulatory environments, changes in management, the dependence on intellectual property rights, the effectiveness of internal controls, and risks and factors described from time to time in reports and registration statements filed by Brooke Corporation and/or First American Capital Corporation with the Securities and Exchange Commission. A more complete description of the business of Brooke Corporation is provided in our most recent annual, quarterly and current reports, which are available from us without charge or at www.sec.gov.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits The following is a complete list of exhibits filed as part of this Report. Exhibit numbers correspond to the numbers in the exhibit table of Item 601 of Regulation S-K.

Exhibit No.        Description

10.01        Brokerage Agreement dated December 8, 2006 by and between CJD & Associates, L.L.C. and First Life Brokerage, Inc.

99.01        Joint Press Release of Brooke Corporation and First American Capital Corporation dated December 8, 2006.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Brooke Corporation

Date: December 11, 2006	By:	/s/ Anita F. Larson
Anita F. Larson
President and Chief Operating Officer

Exhibit Index

Exhibit No.	Description
EX-10.01	Brokerage Agreement dated December 8, 2006
EX-99.01	Joint Press Release dated December 8, 2006